Exhibit 8.1

[LeBoeuf, Lamb, Greene & MacRae LLP Letterhead]

February 8, 2006

Ladies and Gentlemen:

We have acted as counsel to Lincoln National Corporation, an Indiana corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Jefferson-Pilot Corporation, a North Carolina corporation (the “Company”), with and into Lincoln JP Holdings, L.P. (“Quartz LP”), an Indiana limited partnership in which Parent holds a ninety-nine and nine-tenths percent limited partner interest and Lincoln JP Company, LLC (“Quartz, LLC”), an Indiana limited liability company and a direct wholly-owned subsidiary of Parent which holds a .1% general partner interest in Quartz LP, pursuant to the Agreement and Plan of Merger dated as of October 9, 2005 (as amended as of January 26, 2006) among Parent, Quartz Corporation, Quartz LP and the Company (the “Agreement”). In our capacity as counsel to Parent, we are delivering these opinions to you in connection with the Registration Statement of Parent and Company on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.1

In rendering our opinions set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both as of the date hereof and continuing through the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Quartz LP and Quartz, LLC, and by the Company, including factual statements and representations set forth in letters dated the date hereof from officers of Parent and the Company (the “Representation Letters”).

1         Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

February 8, 2006

Our opinions assume and are expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Quartz LP and Quartz, LLC and made by the Company, including those set forth in the Representation Letters. For purposes of the opinions set forth herein, we have assumed with your permission that such statements, representations, covenants and agreements as set forth on the Representation Letters shall be true, accurate and complete as of the Effective Time and we have further assumed, and our opinions are expressly conditioned upon our understanding, that the Representation Letters will be re-executed by appropriate officers as of the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, except to the extent expressly stated in this letter or the Representation Letters.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.

A change in any of the authorities upon which any of our opinions are based or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

The opinions we express herein are limited solely to matters governed by the federal income tax laws of the United States. Each of our opinions are provided solely to you as a legal opinion and not as a guaranty or warranty and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. These opinions are expressed as of the date

February 8, 2006

hereof and, except to the extent we are required under the Agreement (subject to the conditions and assumptions set forth in the Agreement and the Representation Letters and subject to the same conditions and assumptions set forth in this opinion letter) to issue to you the same opinions set forth herein as of the Effective Time, we are under no obligation to supplement or revise our opinions to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein, in the Representation Letters, in the Merger Agreement or the Registration Statement are untrue, inaccurate or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP